Exhibit (d)(i)(a)

AMENDMENT NO. 1

TO THE INVESTMENT ADVISER’S AGREEMENT

AMENDMENT NO. 1 to the Investment Adviser’s Agreement (“Amendment No. 1”), dated as of October 1, 2005, between The Enterprise Group of Funds, Inc., a Maryland corporation (the “Corporation”), and Enterprise Capital Management, Inc., a Georgia corporation (“Adviser”).

The Corporation and Adviser agree to modify and amend the Investment Adviser’s Agreement dated as of December 28, 2004 (“Agreement”), as follows:

1. Terminated Funds. The Corporation hereby terminates the appointment of Enterprise Capital Management, Inc. as the Investment Adviser of: Enterprise Multi-Cap Growth Fund, Enterprise Small Company Growth Fund, Enterprise Small Company Value Fund, Enterprise Capital Appreciation Fund, Enterprise Deep Value Fund, Enterprise Equity Fund, Enterprise Equity Income Fund, Enterprise Growth and Income Fund, Enterprise International Growth Fund, Enterprise Global Financial Services Fund, Enterprise Global Socially Responsive Fund, Enterprise Technology Fund, Enterprise Managed Fund, Enterprise Strategic Allocation Fund, Enterprise Government Securities Fund, Enterprise High-Yield Bond Fund, Enterprise Short Duration Bond Fund, Enterprise Tax-Exempt Income Fund and Enterprise Total Return Fund.

2. Funds. The Corporation hereby reaffirms its appointment of Enterprise Capital Management, Inc. as the Investment Adviser of the AXA Enterprise Growth Fund and AXA Enterprise Mergers and Acquisitions Fund on the terms and conditions set forth in the Agreement.

3. Appendix A. Appendix A to the Agreement, which sets forth the Funds of the Corporation for which Enterprise Capital Management, Inc. is appointed as the Investment Adviser and the fees payable to Adviser with respect to each Fund, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

THE ENTERPRISE GROUP OF FUNDS, INC.		ENTERPRISE CAPITAL MANAGEMENT, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Kenneth T. Kozlowski
	Steven M. Joenk		Kenneth T. Kozlowski
	President and Chief Executive Officer		Treasurer

APPENDIX A

AMENDMENT NO. 1

TO THE

INVESTMENT ADVISER’S AGREEMENT

The Corporation shall pay the Adviser, at the end of each calendar month, compensation computed at an annual rate equal to the following:

Fund Name	First $1 billion	Next $1 billion	Next $3 billion	Next $5 billion	Thereafter
AXA Enterprise Growth Fund	0.730%	0.705%	0.680%	0.655%	0.630%
AXA Enterprise Mergers and Acquisitions Fund	0.880%	0.855%	0.830%	0.805%	0.780%